Exhibit 99.1
Masimo Reports First Quarter 2016 Financial Results
Q1 2016 Highlights (compared to Q1 2015):

■	Total revenue, including royalties, rose 10.8% to $171.2 million
■	Product revenue rose 10.8% to $163.3 million
■	Masimo rainbow® revenue rose 39.2% to $16.9 million
■	SET® and rainbow® SET® units shipments were 46,300
■	GAAP net income of $27.6 million, or $0.53 per diluted share versus $20.5 million, or $0.38 per diluted share in the year-ago period
Irvine, California, May 4, 2016 - Masimo (NASDAQ: MASI) today announced its financial results for the first quarter ended April 2, 2016.
First quarter 2016 product revenues rose 10.8% to $163.3 million, compared to $147.4 million for the first quarter of fiscal year 2015, and total revenue, including royalties, rose 10.8% to $171.2 million, up from $154.5 million for the first quarter of fiscal year 2015.
The company’s worldwide direct product revenue in the first quarter of 2016 rose by 12.7% compared to the same period in 2015 and represented 86.3% of product revenue. OEM sales, which accounted for 13.7% of product revenue, rose by 0.2% to $22.3 million in the first quarter of 2016 compared to the same period in 2015. Revenue from sales of Masimo rainbow® products rose by 39.2% to $16.9 million in the first quarter of 2016, compared to the same period in 2015.
GAAP net income for the first quarter of 2016 was $27.6 million, or $0.53 per diluted share, compared to GAAP net income of $20.5 million, or $0.38 per diluted share, in the first quarter of 2015. During the first quarter of 2016, the company shipped 46,300 SET® pulse oximeters and rainbow® pulse CO-Oximeters, excluding handheld units. Masimo estimates its worldwide installed base as of April 2, 2016 to be 1,438,000 units, up 7.3% from 1,340,000 units as of April 4, 2015.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy to report results for the first quarter exceeded our expectations. Our strong revenue growth is the result of increasing demand for both our SET® Pulse Oximetry and rainbow SET™ Pulse CO-Oximetry™ technologies, as well as increasing demand from our new products. Given the strong Q1 results and our continued optimism about the rest of the year, we are happy to be in a position to raise our full year 2016 financial guidance.”
During the first quarter of 2016, the company generated $18.8 million in cash from operations and as of April 2, 2016, total cash and cash investments were $139.9 million compared to $132.3 million as of January 2, 2016. Also, during the first quarter of 2016, the company repurchased approximately 1.1 million shares of stock for $42.9 million.
2016 Financial Guidance
Masimo today is updating its 2016 financial guidance. Masimo now expects fiscal 2016 total revenues to be approximately $677 million, up from $670 million. Total fiscal 2016 product revenues are now expected to be approximately $647 million, up from $640 million, while royalty revenue expectations have not changed from the previous estimate of approximately $30 million. Masimo now also expects its fiscal 2016 GAAP earnings per diluted share to be $1.83, up from $1.69. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company’s website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 95558540. After the live webcast, the call will be available on Masimo’s website through May 18, 2016. In addition, a telephonic replay of the call will be available through June 3, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 95558540.
About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and more recently, Pleth Variability Index (PVI®) and Oxygen Reserve Index (ORI™), in addition to SpO2, pulse rate and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mHealth with products such as the Radius-7™ wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2016 total, product and royalty revenues and GAAP earnings per diluted share; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow® SET® products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Irene Paigah
(949) 297-7077	(858) 859-7001
ekammerman@masimo.com	irenap@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	April 2, 2016	January 2, 2016
ASSETS
Current assets
Cash and cash equivalents	$139,901	$132,317
Accounts receivable, net of allowance for doubtful accounts	93,284	80,960
Inventories	62,505	62,038
Prepaid income taxes	2,006	2,404
Other current assets	19,763	21,423
Total current assets	317,459	299,142
Deferred cost of goods sold	70,014	71,718
Property and equipment, net	133,262	132,466
Intangible assets, net	28,826	27,556
Goodwill	20,694	20,394
Deferred tax assets	41,683	44,320
Other assets	9,324	6,139
Total assets	$621,262	$601,735
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$25,310	$25,865
Accrued compensation	25,284	38,415
Accrued liabilities	35,144	44,222
Income taxes payable	7,129	2,777
Deferred revenue	26,747	21,280
Current portion of capital lease obligations	76	74
Total current liabilities	119,690	132,633
Deferred revenue	258	298
Long term debt	225,003	185,071
Other liabilities	8,328	8,021
Total liabilities	353,279	326,023
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	49	50
Treasury stock	(383,757)	(340,873)
Additional paid-in capital	338,893	332,417
Accumulated other comprehensive loss	(3,340)	(4,739)
Retained earnings	316,138	288,560
Total Masimo Corporation stockholders’ equity	267,983	275,415
Noncontrolling interest	—	297
Total equity	267,983	275,712
Total liabilities and equity	$621,262	$601,735

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)

	Three Months Ended
	April 2, 2016	April 4, 2015
Revenue:
Product	$163,290	$147,357
Royalty	7,877	7,180
Total revenue	171,167	154,537
Cost of goods sold	56,954	51,432
Gross profit	114,213	103,105
Operating expenses:
Selling, general and administrative	62,511	60,799
Research and development	14,365	14,929
Total operating expenses	76,876	75,728
Operating income	37,337	27,377
Non-operating income	498	153
Income before provision for income taxes	37,835	27,530
Provision for income taxes	10,258	7,708
Net income including noncontrolling interest	27,577	19,822
Net loss attributable to the noncontrolling interest	—	701
Net income attributable to Masimo Corporation stockholders	$27,577	$20,523

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.56	$0.39
Diluted	$0.53	$0.38

Weighted-average shares used in per share calculations:
Basic	49,424	52,687
Diluted	51,949	53,964
The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statements of operations (in thousands):

	Three Months Ended
	April 2, 2016	April 4, 2015
Cost of goods sold	$91	$121
Selling, general and administrative	2,247	2,048
Research and development	689	725
Total	$3,027	$2,894

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	Three Months Ended
	April 2, 2016	April 4, 2015
Cash flows from operating activities:
Net income including noncontrolling interest	$27,577	$19,822
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	4,051	3,777
Stock-based compensation	3,027	2,894
Loss on disposal of property, equipment and intangibles	152	58
Gain on deconsolidation of variable interest entity	(273)	—
Provision for doubtful accounts	127	51
Provision for deferred income taxes	2,697	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(12,266)	2,777
Increase in inventories	(326)	(88)
Decrease in deferred cost of goods sold	1,799	208
Decrease (increase) in prepaid income taxes	353	(104)
Increase in other assets	(621)	(6,464)
Increase (decrease) in accounts payable	198	(3,053)
Decrease in accounts payable to related party	(1,130)	—
Decrease in accrued compensation	(12,634)	(10,817)
(Decrease) increase in accrued liabilities	(4,220)	7,183
Increase in income tax payable	4,513	866
Increase in deferred revenue	5,427	1,949
Increase in other liabilities	352	67
Net cash provided by operating activities	18,803	19,126
Cash flows from investing activities:
Purchases of property and equipment, net	(5,346)	(17,218)
Increase in intangible assets	(751)	(737)
Reduction in cash resulting from deconsolidation of variable interest entity	(763)	—
Net cash used in investing activities	(6,860)	(17,955)
Cash flows from financing activities:
Borrowings under line of credit	45,000	(69)
Repayments on line of credit	(5,000)	—
Repayments of capital lease obligations	(67)	—
Proceeds from issuance of common stock	2,552	4,612
Repurchases of common stock	(47,699)	(2,154)
Issuance of equity by noncontrolling interest, net of equity issued	—	3
Net cash (used in) provided by financing activities	(5,214)	2,392
Effect of foreign currency exchange rates on cash	855	(2,296)
Net increase in cash and cash equivalents	7,584	1,267
Cash and cash equivalents at beginning of period	132,317	134,453
Cash and cash equivalents at end of period	$139,901	$135,720

5